MERRILL LYNCH VARIABLE SERIES FUNDS, INC./

MERRILL LYNCH DEVELOPING CAPITAL MARKETS FOCUS FUND

SERIES #16

FILE # 811-3290

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
07/20/00	Embracer Aircraft ADR	$249,750.	$349,650,000.	Morgan Stanley
08/09/00	Petobras ADR	$1,706,400.	$2,047,697,592.	ABN Amro
09/28/00	Asur ADR & Ords	$590,070.	$335,491,303.69	Warburg
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